Exhibit 10. 1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of March 13, 2025 (this “Agreement”), is entered into by and among Ready Capital Corporation, a Maryland corporation (“Parent”) and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Rights Agent”).

RECITALS

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Code for U.S. federal income tax purposes;

WHEREAS, Parent, RC Merger Sub IV, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and United Development Fund IV, a Maryland real estate investment trust (“UDF”), entered into an Agreement and Plan of Merger, dated as of November 29, 2024 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”);

WHEREAS, pursuant to, and subject to the terms and conditions of, the Merger Agreement, the parties intended that Parent acquire UDF by means of the merger of UDF with and into Merger Sub, pursuant to which the holders of UDF’s common shares of beneficial interest will be entitled to receive Merger Consideration (as defined in the Merger Agreement) that includes CVRs (as defined herein);

WHEREAS, the parties intend, for U.S. federal income tax purposes, that this Agreement, together with the Merger Agreement, be, and is hereby adopted as, part of a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g); and

WHEREAS, the parties intend to set forth the manner and basis upon which Holders (as defined herein) will hold, and potentially become entitled to receive payments in respect of, CVRs.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1.             DEFINITIONS

1.1           Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in Section 6.3.

“Acting Holder Dispute Notice” has the meaning set forth in Section 2.4(b).

“Acting Holders” means, at the time of determination, Holders of at least 30% of the outstanding CVRs as set forth on the CVR Register.

“Advance” means, in respect of any Covered Loan, any disbursement of funds made by (or on behalf of) UDF or any of its Subsidiaries (prior to the date hereof) or Parent or any of its Subsidiaries (on or after the date hereof) (it being understood that any interest or fees on a Covered Loan that have been capitalized and treated as principal of such Covered Loan after the date hereof will not be considered to have been such a disbursement of funds) in accordance with the loan agreement or other instrument governing such Covered Loan (as such may be amended from time to time).

“Advisor Litigation Matter” has the meaning set forth on Schedule A hereto.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate CVR Consideration” means, with respect to any CVR Accrual Period, an amount (expressed in Dollars) equal to the product of (i) 60% and (ii) the Net Distributable Proceeds, if any, for such CVR Accrual Period. Under no circumstances can the Aggregate CVR Consideration for any CVR Accrual Period be less than zero.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Catch-Up Dividend Amount” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder.

“Collateral Pledge” has the meaning set forth in Section 2.8(a).

“Covered Loan” means a Company Loan that is listed and more particularly described in Exhibit A hereto.

“Covered Portfolio” means the portfolio of Covered Loans.

“CVR” or “CVRs” means the contingent rights of the Holders to receive, with respect to any CVR Accrual Period, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock and, if so elected by Parent, cash equal to any Catch-Up Dividend Amount) pursuant to this Agreement.

“CVR Accrual Period” means each of (i) the period beginning on October 1, 2024, and ending on December 31, 2025 (the “Initial CVR Accrual Period”) and (ii) the three years ending December 31 subsequent to the Initial CVR Accrual Period.

“CVR Consideration” means, with respect to each CVR Accrual Period, the Per CVR Consideration payable to Holders in respect of such CVR Accrual Period.

“CVR Notice” has the meaning set forth in Section 2.4(b).

“CVR Register” has the meaning set forth in Section 2.3(b).

“Designation Notice” has the meaning set forth in Section 2.4(b).

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“Dollars” or “US$” means dollars in lawful currency of the United States of America.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR issued to a Holder in respect of a Company Equity Award pursuant to Section 3.2 of the Merger Agreement.

“Event of Default” has the meaning set forth in Section 5.1.

“Funds” has the meaning set forth in Section 3.2(q).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Holder” means any Person in whose name a CVR is registered in the CVR Register at the applicable time.

“ICC” has the meaning set forth in Section 6.6.

“Issuance Date” means the date that is the later of (i) thirty five (35) Business Days following the date of a CVR Notice or (ii) if a Dispute Notice is delivered on a timely basis in respect of such CVR Notice, ten (10) Business Days following the date on which all disputed items in such Dispute Notice are finally resolved pursuant to Section 6.6.

“Legal Costs” has the meaning set forth on Schedule A hereto.

“Listed Matter” has the meaning set forth on Schedule A hereto.

“Litigation Adjustments” has the meaning set forth on Schedule A hereto.

“Loss” has the meaning set forth in Section 3.2(h).

“Net Distributable Proceeds” means, in respect of any CVR Accrual Period, an amount equal to the sum of (i) all Proceeds received during such CVR Accrual Period minus (ii) the amount of any Parent Priority Proceeds for such CVR Accrual Period minus (iii) the amount of any Litigation Adjustments for such CVR Accrual Period; provided that any Litigation Adjustments in a CVR Accrual Period that would result in a negative Net Distributable Proceeds amount for such CVR Accrual Period shall be excluded for purposes of such CVR Accrual Period and such excess amounts shall instead be treated as, and shall increase the amount of, Litigation Adjustments for the immediately following CVR Accrual Period.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Dispute Notice” has the meaning set forth in Section 2.4(b).

“Parent Party” means each of Parent and its Subsidiaries (including, following the date hereof, the Surviving Company and its Subsidiaries).

“Parent Priority Proceeds” means, in respect of any CVR Accrual Period, an amount equal to the lesser of (i) all Proceeds received during such CVR Accrual Period and (ii) the Parent Priority Recovery Amount as of the first day of such CVR Accrual Period.

“Parent Priority Recovery Amount” means, in respect of any CVR Accrual Period, the greater of (i) the sum of $ 13,291,655.72 plus the amount of any Advances on Covered Loans after September 30, 2024 minus the cumulative amount of any Parent Priority Proceeds received in the period between September 30, 2024 and the end of such CVR Accrual Period and (ii) zero.

“Parent Share Value” means, for any Issuance Date, the most recent publicly reported tangible book value per share of Parent Common Stock immediately preceding such Issuance Date.

“Per CVR Consideration” has the meaning set forth in Section 2.4(a).

“Per CVR Consideration Amount” means, for any CVR Accrual Period, an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the Aggregate CVR Consideration for such CVR Accrual Period by (ii) the initial number of CVRs.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (through an intermediary if applicable) or from a nominee to another nominee for the same beneficial owner, to the extent allowable by DTC; (f) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (g) to Parent or its Affiliates for any or no consideration; or (h) as provided in Section 2.6.

“Person” or “person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Proceeds” means, in respect of any CVR Accrual Period, an amount (expressed in Dollars) equal to the sum, without duplication, of (i) all cash proceeds received by the UDF or its Subsidiaries or a Parent Party during such CVR Accrual Period in respect of any Covered Loan (whether designated as principal, interest or fees, and whether received from the borrower thereunder or any other Person, including upon the disposal (whether by sale, transfer, assignment, participation or otherwise) thereof, but excluding any amounts received by a Parent Party with respect to borrower deposits that are not freely usable by Parent Party), less (ii) any third-party out-of-pocket expenses reasonably incurred by any Parent Party in connection therewith (but excluding any fees or expenses payable by any Parent Party related to management or similar advisory services provided to the Parent Parties).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rules” has the meaning set forth in Section 6.6.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the applicable Person holds, directly or indirectly, stock or other equity ownership interests representing more than 50% of the voting power of all outstanding stock or equity ownership interests of such entity.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, or unclaimed property (regardless of whether denominated under applicable Law), including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

1.2           Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (j) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.             CONTINGENT VALUE RIGHTS

2.1           CVRs. The CVRs represent the contingent rights of Holders to receive CVR Consideration, in each case pursuant to, on the terms provided in, and in accordance with, this Agreement.

2.2           Initial Holders; CVRs Non-Transferable.

(a)             The initial Holders shall be determined pursuant to the terms of the Merger Agreement. Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from UDF’s transfer agent (or other agent performing similar services for UDF), the names and addresses of the initial Holders within thirty (30) Business Days of the Effective Time. The CVR Register initially will show one CVR position for Cede & Co representing all CVRs issued in respect of the Company Common Shares held by DTC on behalf of the street holders of the Company Common Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street holders or DTC participants with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street holders or DTC participants in accordance with Section 2.3 of this Agreement. With respect to any payments of CVR Consideration to be made under Section 2.4 below or any other provision of this Agreement, the Rights Agent will accomplish the distribution of such CVR Consideration to any street holders of CVRs by making a single distribution to DTC. The Rights Agent will have no responsibilities whatsoever with regards to distribution of CVR Consideration by DTC to such street holders or DTC participants. In the case of Equity Award CVRs, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of UDF at the Effective Time and in a denomination determined pursuant to the terms of the Merger Agreement and the terms of such Company Equity Award.

(b)             The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect.

2.3           Registration; Registration of Transfer; Change of Address.

(a)             The CVRs shall be recorded on the CVR Register in book-entry form. No Holder shall be entitled to any certificates evidencing any CVRs.

(b)             Subject to the receipt by the Rights Agent of the information described in Section 2.2(a), the Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c)             Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program (a “Medallion Guarantee”), duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if the Parent so reasonably determines that it does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the CVRs in the CVR Register and notify Parent of the same. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register in accordance with this Agreement.

(d)             A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4           CVR Consideration.

(a)             If the Aggregate Consideration Amount for a CVR Accrual Period is greater than zero, then, on the Issuance Date for such CVR Accrual Period, Parent will issue and deliver to the Holders, in respect of each outstanding CVR, a number of shares of Parent Common Stock equal to the quotient (rounded to the nearest one ten-thousandth) equal to (i) the Per CVR Consideration Amount divided by (ii) the Parent Share Value (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “Per CVR Consideration”). No fractional shares of Parent Common Stock shall be issued in respect of any CVRs, and any Holder that is entitled to receive a fraction of a share of Parent Common Stock (taking into account all CVRs held by such Holder) shall instead receive cash with respect to any fractional share of Parent Common Stock in an amount equal to the product of (x) such fractional part of a share of Parent Common Stock multiplied by (y) the average of the volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Issuance Date. For the avoidance of doubt, if the Aggregate Consideration Amount for any CVR Accrual Period is less than or equal to $0, then Parent shall have no obligation to issue or deliver any CVR Consideration in respect of such CVR Accrual Period.

(b)             Not later than twenty (20) Business Days following the end of each CVR Accrual Period, Parent shall deliver to the Rights Agent a written notice (the “CVR Notice”) setting forth a computation of the Aggregate CVR Consideration and, if the Aggregate CVR Consideration is greater than $0, computations of the Per CVR Consideration Amount and the Per CVR Consideration, in substantially the form attached hereto as Exhibit B, together with an Officer’s Certificate certifying such computations. The Rights Agent shall promptly, and in any event within five (5) Business Days of receipt of a CVR Notice, send each Holder at its registered address a copy of such CVR Notice.

(c)             Within thirty (30) Business Days of the delivery of the CVR Notice, the Acting Holders may deliver to Parent (with a copy to the Rights Agent) a written notice (a “Dispute Notice”) stating that the Acting Holders dispute the accuracy of the CVR Notice, setting forth the basis for such dispute and, in reasonable detail, those items and amounts as to which the Acting Holders disagree, and the Acting Holders shall be deemed to have agreed with all other items and amounts contained in the CVR Notice. Within five (5) days after receipt of a Dispute Notice, (i) Parent and the Acting Holders shall jointly designate a nationally recognized independent valuation expert to make a binding determination only as to the matters in dispute as specified in the Dispute Notice and if such parties fail to make a designation, jointly by an independent valuation expert selected by Parent and an independent valuation expert selected by the Acting Holder (the “Valuation Expert”) and (ii) Parent shall give written notice of such designation to the Rights Agent. The Valuation Expert will, under the terms of its engagement, as an expert and not an arbitrator, be required to render its written decision with respect to such disputed items and amounts within twenty (20) Business Days from the date of such appointment. The Valuation Expert shall deliver to Parent, the Acting Holders and the Rights Agent a written report setting forth its adjustments, if any, to the CVR Notice based on the Valuation Expert’s determination, solely with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item set forth in the Dispute Notice, the Valuation Expert shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or set forth in the CVR Notice or the Dispute Notice with respect to such item, as the case may be. The Valuation Expert shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono. The Valuation Expert’s report shall be final, conclusive, and binding on the parties hereto and the Holders, shall not be subject to further review by any court, and no party or Holder nor any of their respective Affiliates or Representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Valuation Expert. The fees and expenses of the Valuation Expert for purposes of this Section 2.4(b) shall be borne solely by Parent.

(d)             In the event that the Acting Holders do not deliver a Dispute Notice to Parent during such thirty (30) Business Day period, the Holders shall be deemed to have accepted the accuracy of the CVR Notice, and the calculations of the CVR Consideration (if any) set forth therein shall be final, conclusive and binding upon the parties and the Holders.

(e)             On the Issuance Date, Parent shall deliver to the Rights Agent the CVR Consideration (other than CVR Consideration payable in respect of Company Equity Awards), along with any letters of instruction reasonably required by the Rights Agent. The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the CVR Consideration, subsequently deliver the CVR Consideration to the applicable Holders at their respective registered addresses in accordance with this Agreement. Notwithstanding the foregoing, with respect to any CVR Consideration that is payable in respect of Equity Award CVRs, Parent shall, as soon as reasonably practicable following the payment date applicable under this Section 2.4(e) (but in any event no later than March 15 of the calendar year following the calendar year in which the applicable CVR Accrual Period concluded), or shall cause an Affiliate thereof (including the Surviving Company) to, pay such amount, through Parent’s or such Affiliate’s payroll system, or, if applicable, issue the number of shares of Parent Common Stock for distribution by the Rights Agent, in either case, as described in this Section 2.4, to the applicable holders of Equity Award CVRs.

(f)              Each of Parent and the Rights Agent shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax law, as may be reasonably determined by Parent (or the Surviving Company or an applicable successor in the case of payments in respect of Equity Award CVRs) or the Rights Agent, as applicable. Prior to making any Tax withholdings or causing any Tax withholdings to be made with respect to any Holder (other than amounts due to Holders in respect of Equity Award CVRs), the Rights Agent shall (if directed by the Parent) use commercially reasonable efforts to solicit from such Holder an IRS Form W-9 or other applicable Tax form in order to provide a reasonable opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts, and delivery of CVR Consideration to such Holder may be reasonably delayed in order to gather such necessary Tax forms. The Rights Agent shall, if timely instructed by the Parent, promptly and timely remit, or cause to be remitted, any amounts it withholds in respect of Taxes to the appropriate Governmental Authority. To the extent any amounts are deducted or withheld and properly and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Law, Parent shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding. In the event any such deduction and withholding are required to be made in respect of any Parent Common Stock includible in any CVR Consideration to be received by any Holder in respect of Equity Award CVRs, Parent (or the Surviving Company or an applicable successor) may satisfy such deduction and withholding by reducing the number of shares of Parent Common Stock to which such Holder otherwise would be entitled under this Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding divided by (y) the Parent Share Value. To the extent any amounts are so deducted and withheld in accordance with the previous sentence, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and Parent shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Rights Agent to, take all commercially reasonable actions that may be necessary to ensure that any amounts so withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity. All amounts paid in respect of each Equity Award CVR under this Agreement shall be treated for all U.S. federal and applicable state and local income Tax purposes as wages in the year in which the applicable payment is made (and not upon the receipt of such Equity Award CVR). With respect to any such Tax withholdings on payments of such Equity Award CVRs, any such withholding shall be made, or caused to be made, by Parent through Parent’s, the Surviving Company’s or its applicable Affiliate’s payroll system.

(g)             If any CVR Consideration delivered to the Rights Agent for payment to Holders remains undistributed to any Holders on the date that is six (6) months after the Issuance Date, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any CVR Consideration which had been made available to the Rights Agent and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to payment from Parent (subject to abandoned property, escheat and other similar Law and Section 2.4(f)) as general creditors thereof with respect to the CVR Consideration that may be payable.

(h)             Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any CVR Consideration delivered to a public official pursuant to any abandoned property, escheat or other similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver any CVR Consideration to the applicable Holder, such CVR Consideration has not been paid prior to two (2) years after the Issuance Date (or immediately prior to such earlier date on which such CVR Consideration would otherwise escheat to or become the property of any Governmental Authority), such CVR Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or a public office.

(i)              The parties intend to treat the CVR Consideration for all U.S. federal and applicable state and local income Tax purposes as additional Merger Consideration paid at the Effective Time pursuant to the Merger Agreement and pursuant to a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).

(j)              The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code. Each payment of CVR Consideration is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties hereby acknowledge and agree that any CVR Consideration paid out beyond the fifth (5th) anniversary of the Closing Date shall be paid only if such CVR Consideration is subject to a substantial risk of forfeiture under Section 409A of the Code and shall constitute “short-term deferrals” within the meaning of Treasury Regulations Section 1.409A-1(b)(4).

(k)             The CVR Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of equity interests or other like change with respect to the number of shares of Parent Common Stock outstanding after delivery of the CVR Notice and prior to the relevant Issuance Date.

2.5           No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)             The CVRs shall not represent any equity or ownership interest in Parent or in the Surviving Company or any other constituent company in the Merger or any of their respective Subsidiaries or Affiliates. The CVRs shall not have any voting, dividend or distribution rights, and interest shall not accrue on any amounts payable on or in respect of the CVRs to any Holder.

(b)             Notwithstanding the provisions of Section 2.5(a), as a component of the CVR Consideration to which such Holder is entitled to receive, a Holder shall be entitled to receive, without interest, (i) an amount in cash equal to the amount of any dividends or other distributions paid with respect to the shares of Parent Common Stock represented by the number of whole shares of Parent Common Stock received by such Holder in respect of such Holder’s Per CVR Consideration Amount and having a record date on or after the Effective Time and a payment date prior to the relevant Issuance Date (the “Catch-up Dividend Amount”) or (ii) at Parent’s sole election (which election shall be made separately for each CVR Accrual Period), (x) a number of shares of Parent Common Stock equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (A) the Catch-Up Dividend Amount by (B) the Parent Share Value (with cash being paid in lieu of any fractional shares of Parent Common Stock in an amount equal to the product of (I) such fractional part of a share of Parent Common Stock multiplied by (II) the average of the volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Issuance Date) and (y) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date prior to the Issuance Date and a payment date on or after the relevant Issuance Date.

2.6           Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon any or all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in their sole discretion. Parent shall promptly notify Rights Agent of any CVRs acquired by Parent or any of its Affiliates, and each such acquired CVRs shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders.

2.7           Books and Records; Segregation of Covered Portfolio; Quarterly Reporting.

(a)             Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail with respect to the Covered Portfolio to enable the Rights Agent and the Acting Holders and their consultants and professional advisors to confirm the applicable CVR Consideration payable to each Holder hereunder in accordance with the terms specified in this Agreement.

(b)             Parent shall use commercially reasonable efforts to avoid commingling the Covered Portfolio with other assets of Parent and its Subsidiaries that are not part of the Covered Portfolio, including holding the Covered Portfolio in separate subsidiaries from those that hold assets that are not part of the Covered Portfolio; provided, that Parent shall have the flexibility to make such adjustments as it believes are required to maintain its qualification as a REIT or to preserve any exemption under the Investment Company Act of 1940.

(c)             Within forty-five (45) days after the end of each calendar quarter ending after the date of this Agreement and before the end of each CVR Accrual Period, Parent shall prepare and deliver to the Rights Agent a written report, in such form as Parent shall determine, summarizing the performance of, and significant activity in, the Covered Portfolio during such calendar quarter; provided, that such report shall be provided for information purposes only, and shall have no bearing on the determination of, and may not be used as a basis for determining, the amount of CVR Consideration.

2.8           Certain Actions.

(a)             Covered Portfolio. Commencing upon the Effective Time and continuing until the termination of this Agreement, (i) neither Parent nor any of its Affiliates shall take any action that is intended primarily to reduce the amount of any CVR Consideration or restrict Parent’s ability to issue or pay any of the CVR Consideration hereunder, and (ii) Parent shall use, and shall cause its Affiliates to use, commercially reasonable efforts to realize Proceeds from the Covered Portfolio; provided, that nothing in this Section 2.8(a) shall require Parent or any of its Affiliates to take or refrain from taking, or prohibit Parent or any of its Affiliates from taking or refraining from taking, any of the following actions: (x) liquidating or disposing of a Covered Loan or any interests therein; (y) negotiating with borrowers or other counterparties with respect to any matters relating to any Covered Loan or related collateral pledges thereto (the “Collateral Pledges”), including agreeing or failing to agree to compromise or amend the terms of, or effect a discounted payoff of, any Covered Loan or release of any Collateral Pledge; or (z) initiating or maintaining any Action seeking collection of, or any other remedies relating to, any Covered Loan or Collateral Pledge.

(b)             Listed Matters. Parent shall be entitled to fully control the management and disposition of any Listed Matters from and after the Effective Time solely with respect to any Parent Party (but excluding, for the avoidance of doubt, any Indemnified Person, any Trustee Indemnitee and the Company Advisor), including with respect to the defense, negotiation or settlement thereof, and all decisions relating thereto.

3.             THE RIGHTS AGENT

3.1           Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction).

3.2           Certain Rights of the Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the Holders. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action, default or Event of Default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)             the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b)             whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)             the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection of the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d)             the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)             the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)             the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)             the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)             Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless from and against, any loss, liability, claim, demands, damage, suits, judgment, fine, penalty or expense (including the reasonable expenses and counsel fees and other disbursements) (each, a “Loss”) arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties hereunder, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any Loss, unless such Loss has been determined by a final, non-appealable judgment of a court of competent jurisdiction to be a result of Rights Agent’s fraud, gross negligence, bad faith or willful misconduct. The reasonable costs and expenses incurred by the Rights Agent in enforcing this right of indemnification shall be paid by Parent;

(i)             Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) without limiting the foregoing (i), (x) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)), and to (y) reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses (including legal expenses) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j)             no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k)             notwithstanding anything in this Agreement to the contrary, (i) the Rights Agent shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action, and (ii) any liability of the Rights Agent under this Agreement, whether in contract, or in tort, or otherwise, will be limited to the aggregate amount of fees (but not reimbursed expenses) paid or payable by Parent to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(l)             the Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing in accordance with Section 6.1;

(m)             in the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Parent, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Parent or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(n)             the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(o)             the Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(p)             unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person;

(q)             the obligations of Parent and the rights of the Rights Agent under this Section 3.2, Section 3.1, and Section 2.4(h) shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent; and

(r)             All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any holder or any other party.

3.3           Resignation and Removal; Appointment of Successor.

(a)             The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, and such resignation will be effective on the date so specified. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)             Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)             Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3.4           Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

4.             AMENDMENT

4.1           Amendments without Consent of Holders.

(a)             Without the consent of any of the Holders, the Rights Agent and Parent, at any time and from time to time, may enter into one or more amendments hereto for any of the following purposes:

  (i)             to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

  (ii)             to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

  (iii)             to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

  (iv)             as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside the United States;

  (v)             to evidence the assignment of this Agreement by Parent as provided in Section 6.3; or

  (vi)             any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)             Without the consent of any Holder (other than the Holder of interests affected by this Section 4.1(b)), Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, to the extent that any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c)             Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 4.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

4.2           Amendments with Consent of Holders.

(a)             Subject to Section 4.1 (which amendments pursuant to Section 4.1 may be made without the consent of any of the Holders), with the written consent of the Holders of at least 50% of the outstanding CVRs, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)             Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 4.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

4.3           Execution of Amendments. Prior to executing any amendment permitted by this Section 4, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent (and at Parent’s sole expense) stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, obligations, protections, immunities, trusts or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

4.4           Effect of Amendments. Upon the execution of any amendment under this Section 4, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

5.             REMEDIES OF THE HOLDERS

5.1           Event of Default.

(a)             “Event of Default” with respect to the CVRs, means any material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 5.1 specifically dealt with, but including such material breaches or defaults of the Rights Agent in the performance of its duties hereunder, which for the purposes of this section shall constitute an Event of Default of the Parent), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent (with a copy to the Rights Agent) by the Acting Holders (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority).

(b)             Without limiting the remedies available to the Acting Holders pursuant to a proceeding in accordance with Section 6.6, any amount that has been determined in accordance with Section 6.6 to have been due and payable pursuant to this Agreement to a Holder shall be subject to interest on such amount from the date such payment was required to be made until the date of payment at an interest rate of 12% per annum (such aggregate interest payable to the Holders, the “Interest Payment”).

(c)             If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and the Rights Agent, may, but are not obligated to, commence an arbitration proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, pursuant to Section 6.6. It is further acknowledged and agreed that the Parent shall promptly advance (when requested) the reasonable, documented out-of-pocket costs and expense of one outside law firm to represent the Acting Holders in any dispute arising out of this Section 5.1 and that the Holders shall have no liability to or obligations to reimburse Parent for such advancements, regardless of the outcome of such arbitration proceeding.

(d)             The foregoing provisions of this Section 5.1, however, are subject to the condition that if, at any time after the Acting Holders shall have commenced such arbitration proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent all CVR Consideration and a sum sufficient to pay all other amounts (inclusive of the Interest Payment) which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such arbitration proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

5.2           Arbitration Proceedings for Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Acting Holders may, in their discretion proceed to protect and enforce the rights vested in them by this Agreement by commencing arbitration proceedings pursuant to Section 6.6.

5.3           Arbitration Proceedings Initiated by Holders. Except as set forth in this Section 5.3, no Holders of any CVRs shall have any right under this Agreement to commence arbitration proceedings under or with respect to this Agreement, or for the appointment of a Rights Agent, receiver, liquidator, custodian or other similar official, for any other remedy hereunder. Subject to Section 6.6, the Acting Holders shall have the right under this Agreement to commence arbitration proceedings under or with respect to this Agreement. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a CVR Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

5.4           Control by Acting Holders. The Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders, or exercising any power conferred on the Holders by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement.

6.             OTHER PROVISIONS OF GENERAL APPLICATION

6.1           Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) when sent if sent by registered mail or by courier or express delivery service, (c) except in the case of the Rights Agent, if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when transmission is confirmed or (d) except in the case of the Rights Agent, if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided, that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Relationship Manager Legal Department

with a copy (which shall not constitute notice) to:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Legal Department

If to Parent, to it at:

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Attention: Andrew Ahlborn

Email: aahlborn@waterfallam.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue,

New York, NY 10016

Attention: Michael Kessler, David Brown

Email: michael.kessler@alston.com, david.brown@alston.com

The Rights Agent or Parent may specify a different address or email address by giving notice in accordance with this Section 6.1.

6.2           Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid or, if applicable, transmitted through the facilities of DTC in accordance with DTC’s procedures, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.3           Parent Successors and Assigns. Parent may not assign this Agreement without the consent of the Acting Holders, except Parent may assign (a) in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (each, an “Assignee”), provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement, and provided, further, that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by each Assignee of obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement, and (b) this Agreement in its entirety without the consent of any other Person to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, Acquiror and each Assignee. Each reference to “Parent” in this Agreement shall be deemed to include Parent’s successors, Acquiror and all Assignees. Each of Parent’s successors, Acquirors and Assignees shall, by a supplemental contingent equity rights agreement or other instrument supplemental hereto, executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CVRs and the performance of every obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

6.4           No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer, each of whom is intended to be, and is, a third-party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders. The Holders of CVRs shall have no rights except the contractual rights as are expressly set forth in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

6.5           Governing Law. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether based in contract, tort, or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any action or proceeding arising out of or relating to this Agreement or any of the CVRs involving the Rights Agent or to which the Rights Agent is a party shall be conducted exclusively in the state or federal courts sitting in or for the Borough of Manhattan in the City and State of New York.

6.6           Arbitration. Any dispute, controversy or claim (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or any transaction contemplated hereby (other than a dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder, and other than matters that are the subject of a Dispute Notice, which shall be resolved in the manner described in Section 2.4(b)) shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”). The arbitration shall be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least fifteen years’ experience in the real estate industry and with mergers and acquisitions. No later than fifteen (15) days after an arbitration proceeding is commenced under this Section 6.6, Parent shall nominate one arbitrator and the Holder (or, if more than one Holder is a party to the arbitration proceeding, all such Holders collectively) shall nominate one arbitrator, and the two so nominated arbitrators shall select the third arbitrator. If the two arbitrators cannot or fail to agree upon the third arbitrator within fifteen (15) days of their confirmation by the ICC, the third arbitrator shall be appointed by the ICC in accordance with the Rules. The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration shall be conducted in the English language and the seat, or place, of the arbitration shall be the city of New York, New York. Hearings shall be conducted in New York, New York, or at such other location as mutually agreed by Parent and the Holder or Holders that are party to the arbitration proceeding. The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court. The arbitrator shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono. Judgment upon the award may be entered in any court having jurisdiction thereof. Unless otherwise specified herein, each party shall bear his, her or its own costs of any such arbitration or investigation in respect of any dispute. Any award payable in favor of the Holders or the Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder. For clarity, the Rights Agent shall not have any duties or obligations to commence any arbitration proceeding pursuant to this Section 6.6.

6.7           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. Notwithstanding the foregoing, if any illegal, void, unenforceable or replaced provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

6.8           Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the later to occur of (a) the date that is six (6) months after the date of the CVR Notice in respect of the last CVR Accrual Period and (b) the date on which all CVR Consideration is delivered to Holders (other than holders of Equity Award CVRs) in accordance with this Agreement. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 2.4(h), 3.1, 3.2, 5.1, 5.2, 5.3, 5.4, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.11 or this Section 6.12, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

6.9           Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

6.10         Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

6.11         Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services hereunder shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

6.12         Entire Agreement; Counterparts. As among the Holders and Parent, this Agreement, the Merger Agreement (including its Exhibits and Schedules, including Disclosure Schedules) and the other Ancillary Documents constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. As it relates to the Rights Agent, this Agreement constitutes the entire agreement and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

READY CAPITAL CORPORATION

By:	/s/ Thomas Capasse
Name:	Thomas Capasse
Title:	Chairman of the Board and Chief Executive Officer

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A.,
jointly as Rights Agent

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Senior Manager, Corporate Actions

[Signature Page to Contingent Value Rights Agreement]

Schedule A

Litigation Adjustments

For purposes of this Agreement, “Litigation Adjustments” shall mean, for any CVR Accrual Period (or any portion thereof) following the Effective Time, an amount equal to the sum of:

(a)	The monetary costs payable during such CVR Accrual Period by UDF or any of its Subsidiaries with respect to the settlement of a Listed Matter (including any indemnification obligations of the Surviving Company or any of its Subsidiaries pursuant to any indemnification agreement or the Organizational Documents of UDF related to such Listed Matter, including the Advisor Litigation Matter); plus

(b)	The monetary costs and/or monetary penalties payable during such CVR Accrual Period by any Parent Party in any finally determined judgment in connection with a Listed Matter (including any indemnification obligations of the Surviving Company or any of its Subsidiaries pursuant to any indemnification agreement or the Organizational Documents of UDF related to such Listed Matter, including the Advisor Litigation Matter); plus

(c)	All reasonable and documented out-of-pocket legal fees and expenses incurred during such CVR Accrual Period by a Parent Party in connection with a Listed Matter; plus

(d)	All amounts advanced to any Person by a Parent Party pursuant to indemnification or advancement obligations of the Surviving Company or any of its Subsidiaries pursuant to any indemnification agreement or the Organizational Documents of UDF related to any Listed Matter, including the Advisor Litigation Matter, in connection with a Listed Matter;

provided, that any amounts set forth in clauses (a) through (d) shall not be duplicative of any other amount included in the Litigation Adjustments during such CVR Accrual Period or in any other CVR Accrual Period; provided, further, that any amounts set forth above in clauses (a) through (d) shall be net of any amounts received in such CVR Accrual Period by Parent or any of its Subsidiaries (including the Surviving Company) from any insurance policy relating to or covering such Litigation Adjustments or Listed Matter.

For the avoidance of doubt, (x) any cost, expense, settlement, indemnification obligation or penalty incurred or payable by any Parent Party, UDF (and following the Effective Time, the Surviving Company) or its Subsidiaries related to any Action prior to or following the Closing that is not a Listed Matter shall not constitute a Litigation Adjustment and (y) any amounts set forth in clauses (a) through (d) incurred prior to the Effective Time shall not constitute a Litigation Adjustment.

For purposes of this Schedule A:

(a)	The “Advisor Litigation Matter” means NexPoint Diversified Real Estate Trust, et al. v. UMTH General Services, L.P., et al., No. DC-22-09833 (Tex. Dist. Ct. Dallas Cnty., filed Aug. 17, 2022).

(b)	“Listed Matters” means, collectively, the following post-Closing matters:

(i)	NexPoint Advisors, L.P v. United Development Funding IV, et al., No. 048-320795-20 (Tex. Dist. Ct. Tarrant Cnty., filed Oct. 9, 2020).

(ii)	Megatel Homes LLC, et al. v. Moayedi et al., No. 3:20-cv-00688-L-BT (N.D. Tex., filed Mar. 20, 2020).

(iii)	The Advisor Litigation Matter.

(iv)	UDF, et.al. v. Hayman Capital, et al., No. CC-17-06253-B (Tex. Dist. Ct. Dallas Count, filed Nov. 17, 2017).

(v)	Nexpoint Real Estate Opportunities LLC v. United Development Funding IV, et al., No. 24-C-23-004497 (Baltimore City Cir. Ct., filed June 2021).

(vi)	Transaction Litigation (as defined in the Merger Agreement).

EXHIBIT A

Covered Loans

The following Company Loans, as the same have been, and may in the future be, amended, modified and supplemented from time to time:

1.	UDF IV Loan #5035 - Terracina, originally owing from Woods Chinn Chapel, Ltd., a Texas limited partnership to UDF IV, assumed by CTMGT, LLC, a Texas limited liability company, effective as of May 30, 2023;

2.	UDF IV Loan #5100 - Frontier; originally owing from CTMGT Frontier 80, LLC, a Texas limited liability company to UDF IV, assumed by CTMGT, LLC, a Texas limited liability company, effective as of May 30, 2023;

3.	UDF IV Loan #5106 - Steeplechase; owing from CTMGT Turbeville, LLC, a Texas limited liability company to UDF IV;

4.	UDF IV Loan #5052- Barcelona, originally owing from CTMGT Barcelona, LLC, a Texas limited liability company to UDF IV, assumed by CTMGT, LLC, a Texas limited liability company, effective as of May 30, 2023; and

5.	UDF IV Loan #5068 - Erwin Farms, owing from CTMGT Erwin Farms, LLC, a Texas limited liability company to UDF IV.

EXHIBIT B

Form of CVR Notice

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attn: Relationship Manager Legal Department

Re:      CVR Notice

Reference is made to the Contingent Value Rights Agreement, dated as of March 13, 2025 (the “CVR Agreement”), between Ready Capital Corporation (“Parent”) and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the CVR Agreement.

As set forth in Exhibit A hereto, and in accordance with Section 2.4(a) of the CVR Agreement, Parent has calculated the the Aggregate CVR Consideration to be $[●], the Parent Share Value to be $[●], the Per CVR Consideration Amount to be $[●], and the Per CVR Consideration to be [●] shares of Parent Common Stock [and $[●] in cash]. This notice constitutes the written notice required by Section 2.4(b) of the CVR Agreement.

For your reference, Exhibit B1 sets forth the underlying calculations and support with respect to the information set forth in Exhibit A.

Very truly yours,

READY CAPITAL CORPORATION

By:
Name:	Andrew Ahlborn
Title:	Chief Financial Officer

1 Note: To include a breakdown of receipts, costs, and underlying calculations that tie to the definitions used to calculate Aggregate CVR Consideration, as set forth in Section 1.1.

EXHIBIT A

Aggregate CVR Consideration:

$[●]

Parent Share Value:

$[●]

Per CVR Consideration Amount:

$[●]

Per CVR Consideration:

[●] shares of Parent Common Stock [and $[●] in cash]